Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Entero Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of Common Stock, par value $0.0001 per share (2)	Rule 457(o)			$6,000,000	0.00015310	$918.60
Fees to Be Paid	Equity	Pre-funded Warrants to purchase shares of Common Stock	Rule 457(o)
Fees to be Paid	Equity	Common Stock underlying Pre-Funded Warrants	Rule 457(i)
	Total Offering Amounts					$6,000,000		$918.60
	Total Fees Previously Paid							0
	Total Fee Offset							0
	Net Fee Due							$918.60

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”)
(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional securities of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $6,000,000.